   As filed with the Securities and Exchange Commission on January 16, 2001
                                                      Registration No. 333-_____
--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                            ______________________

                                   FORM S-8
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                            ______________________


                            SYNTROLEUM CORPORATION
            (Exact Name of Registrant as Specified in Its Charter)

                                   1350 South Boulder, Suite 1100
       Delaware                         Tulsa, Oklahoma 74119             43-1764632
(State or Other Jurisdiction       (Address of Principal Executive    (I.R.S. Employer
of Incorporation or Organization)       Offices and Zip Code)        Identification No.)


                                 STOCK OPTIONS

                           (Full Title of the Plan)

                            ______________________

                                 ERIC GRIMSHAW

                      Vice President and General Counsel
                            Syntroleum Corporation
                        1350 South Boulder, Suite 1100
                             Tulsa, Oklahoma 74119
                    (Name and Address of Agent for Service)

                                (918) 592-7900
                    (Telephone Number, Including Area Code,
                             of Agent for Service)


                       CALCULATION OF REGISTRATION FEE
================================================================================
                                                       Proposed
                                         Proposed       Maximum
        Title of           Amount        Maximum       Aggregate      Amount of
    Securities to be       to be       Offering Price  Offering     Registration
       Registered        Registered      Per Share      Price           Fee
--------------------------------------------------------------------------------
Common Stock, par value
 $0.01 per share(1).....   8,000           $6.88        $ 55,040        $15

--------------------------------------------------------------------------------

Common Stock, par value
 $0.01 per share(1).....  20,000           $8.13        $162,600        $43

--------------------------------------------------------------------------------

Total                     28,000             ---        $217,640        $58
================================================================================

(1) Consists of shares of the Registrant's Common Stock, par value $0.01 per share, together with the preferred share purchase rights associated therewith.
--------------------------------------------------------------------------------

                                    PART I

             INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

  Note: The documents containing the employee benefit plan information concerning the Consultant Stock Options required by Item 1 of Form S-8 and the statement of availability of registrant information and any other information required by Item 2 of Form S-8 will be sent or given to participants as specified by Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The registrant shall maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

  This Registration Statement incorporates herein by reference the following documents which have been filed with the Commission by Syntroleum Corporation, a Delaware corporation ("Syntroleum" or the "Company"), pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

     1. Syntroleum's Annual Report on Form 10-K for the year ended December 31, 1999, as amended by Amendment No. 1 filed with the Commission on April 5, 2000.

     2. Syntroleum's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000.

     3.   Syntroleum's Current Report on Form 8-K dated June 29, 2000.

     4. The description of Syntroleum's common stock and associated preferred share purchase rights contained in its Current Report on Form 8-K dated June 17, 1999.

  Each document filed by Syntroleum pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

  Any statement contained in this Registration Statement in an amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed supplement to this Registration Statement or in any document that also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

  The financial statements included in Syntroleum's Annual Report on Form 10-K for the year ended December 31, 1999 and incorporated herein by reference have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and have been incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

Item 4.  Description of Securities

  Not Applicable.

Item 5.  Interests of Named Experts and Counsel

  Not Applicable.

Item 6.  Indemnification of Directors and Officers

Limitation of Liability of Directors.

  The Company's Certificate of Incorporation provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the General Corporation Law of the State of Delaware (the "DGCL"), which concerns unlawful payments of dividends, stock purchases or redemptions, or (4) for any transaction from which the director derived an improper personal benefit.

  While the Company's Certificate of Incorporation provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, the Company's Certificate of Incorporation will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions of the Company's Certificate of Incorporation described above apply to an officer of the Company only if he or she is a director of the Company and is acting in his or her capacity as director, and do not apply to officers of the Company who are not directors.

Indemnification of Directors and Officers.

  The Company's Certificate of Incorporation provides that each person who is or was or had agreed to become a director or officer of the Company, or each such person who is or was serving or who had agreed to serve at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), will be indemnified by the Company, in accordance with the Company's Bylaws, to the fullest extent permitted from time to time by the DGCL, as the same exists or may hereafter be amended (but, if permitted by applicable law, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) or any other applicable laws as presently or hereafter in effect. The Company may, by action of the Company's Board of Directors, provide indemnification to employees and agents of the Company, and to persons serving as employees or agents of another corporation, partnership, joint venture, trust or other enterprise, at the request of the Company, with the same scope and effect as the foregoing indemnification of directors and officers. The Company may be required to indemnify any person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Company's Board of Directors or is a proceeding to enforce such person's claim to indemnification pursuant to the rights granted by the Company's Certificate of Incorporation or otherwise by the Company.

  The Company's Bylaws provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such Proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, will be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL as the same exists or may in the future be amended (but, if permitted by applicable law, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification will continue as to a person who has ceased to be a director or officer and will inure to the benefit of his or her heirs, executors and administrators; provided, however, except as described in the second following paragraph with respect to Proceedings to enforce rights to indemnification, the Company will indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Company's Board of Directors.

  Pursuant to the Company's Bylaws, to obtain indemnification, a claimant is to submit to the Company a written request for indemnification. Upon such written request by a claimant, a determination, if required by applicable law, with respect to the claimant's entitlement to indemnification will be made, if requested by the claimant, by independent legal counsel, or if the claimant does not so request, by the Company's Board of Directors by a majority vote of the disinterested directors even though less than a quorum or, if there are no disinterested directors or the disinterested directors so direct, by independent legal counsel in a written opinion to the Company's Board of Directors, or if the disinterested directors so direct, by the stockholders of the Company. In the event the determination of entitlement to indemnification is to be made by independent legal counsel at the request of the claimant, the independent legal counsel will be selected by the Company's Board of Directors unless there has occurred within two years prior to the date of the commencement of the action, suit or proceeding for which indemnification is claimed a change of control, in which case the independent legal counsel will be selected by the claimant unless the claimant requests that such selection be made by the Company's Board of Directors.

  Pursuant to the Company's Bylaws, if a claim described in the preceding paragraph is not paid in full by the Company within thirty days after a written claim pursuant to the preceding paragraph has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant will also be entitled to be paid the expense of prosecuting such claim. The Company's Bylaws provide that it will be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Company) that the claimant has not met the standard of conduct which makes it permissible under the DGCL for the Company to indemnify the claimant for the amount claimed, but the burden of proving such defense will be on the Company. Neither the failure of the Company (including the disinterested directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Company (including the disinterested directors, independent legal counsel or stockholders) that the claimant has not met such applicable standard of conduct, will be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. However, the Company will be precluded from asserting that the procedures and presumptions set forth in the Company's Bylaws are not valid, binding and enforceable and will be bound by a determination pursuant to the procedures set forth in the Company's Bylaws that the claimant is entitled to indemnification in any suit brought by a claimant pursuant to the Company's Bylaws.

  The Company's Bylaws provide that the right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in the Company's Bylaws will not be exclusive of any other right which any person may have or may in the future acquire under any statute, provision of the Company's Certificate of Incorporation, the Company's Bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Company's Bylaws permit the Company to maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL. In addition, the Company's Bylaws authorize the Company, to the extent authorized from time to time by the Company's Board of Directors, to grant rights to indemnification and rights to be paid by the Company the expenses incurred in defending any Proceeding in advance of its final disposition to any employee or agent of the Company to the fullest extent of the provisions of the Company's Bylaws with respect to the indemnification and advancement of expenses of directors and officers of the Company.

  The Company's Bylaws provide that the right to indemnification conferred therein is a contract right and includes the right to be paid by the Company the expenses incurred in defending any Proceeding in advance of its final disposition, except that if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a Proceeding, will be made only upon delivery to the Company of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it is ultimately determined that such director of officer is not entitled to be indemnified under the Company's Bylaws or otherwise.

  The Company has entered into indemnification agreements with each of its directors and executive officers that contractually provide for indemnification and expense advancement and include related provisions meant to facilitate the indemnitees' receipt of such benefits. These provisions cover, among other things: (i) specification of the method of determining entitlement to indemnification and the selection of independent counsel that will in some cases make such determination; (ii) specification of certain time periods by which certain payments or determinations must be made and actions must be taken; and
(iii) the establishment of certain presumptions in favor of an indemnitee. The benefits of certain of these provisions are available to an indemnitee only if there has been a change in control (as defined).

  The Company currently has directors' and officers' insurance that insures directors and officers of the Company with respect to claims made for alleged "wrongful acts" in their roles as directors or officers of the Company and its subsidiaries. The insurance also insures the Company for claims against the Company's directors or officers in situations in which the Company has an obligation to defend and/or indemnify its directors and officers.

Item 7.  Exemption from Registration Claimed

    Not Applicable.

Item 8.  Exhibits

    The following documents are filed as a part of this registration statement or incorporated by reference herein:


 Exhibit
   No.                                      Description
  -----                                     -----------

   4.1*  --    Certificate of Incorporation of the Company (incorporated by reference to Appendix B to the Proxy Statement of the Company filed with the Securities and Exchange Commission on May 12,
               1999).

   4.2*  --    Bylaws of the Company (incorporated by reference to Appendix C to the Proxy Statement of the Company filed with the Securities and Exchange Commission on May 12, 1999).

   4.3*  --    Amended and Restated Rights Agreement dated as of January 31,
               1997 and Amended and Restated as of June 17, 1999 (incorporated by reference to Exhibit 4.4 to the Company's Current Report on Form 8-K dated June 17, 1999).

    4.4*  --   Certificate of Designations of Series A Junior Participating
               Preferred Stock of the Company, dated June 16, 1999
               (incorporated by reference to Exhibit 4.5 to the Company's
               Current Report on Form 8-K dated June 17, 1999).

    4.5  --    Stock Option Agreement for stock options issued to consultant.

    4.6  --    Stock Option Agreement for stock options issued to consultant.

    5.1  --    Opinion of Eric Grimshaw, Esq.

   23.1  --    Consent of Arthur Andersen LLP.

   23.2  --    Consent of Eric Grimshaw, Esq. (included in Exhibit 5.1).

   24.1  --    Powers of Attorney (included on page II-6).

________________

*  Incorporated herein by reference as indicated.

Item 9.  Undertakings

  (a)  The Company hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

  provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and
  (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on January 12, 2001.

                          SYNTROLEUM CORPORATION

                          By /s/ KENNETH L. AGEE
                             ___________________________________________________
                             Kenneth L. Agee
                             Chief Executive Officer and Chairman of the Board


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Eric Grimshaw and Randall M. Thompson, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority, to do and perform each and every act and thing requisite or necessary to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on January 12, 2001.




    /s/ KENNETH L. AGEE          Chief Executive Officer and Chairman of the
_______________________________  Board (Principal Executive Officer)
        Kenneth L. Agee


    /s/ MARK A. AGEE             President, Chief Operating Officer and Director
_______________________________
        Mark A. Agee

    /s/ RANDALL M. THOMPSON      Vice President and Chief Financial Officer
_______________________________  (Principal Financial Officer)
        Randall M. Thompson

    /s/ CARLA S. COVEY           Controller (Principal Accounting Officer)
_______________________________
        Carla S. Covey

    /s/ ALVIN R. ALBE, JR.       Director
_______________________________
        Alvin R. Albe, Jr.

    /s/ FRANK M. BUMSTEAD        Director
_______________________________
        Frank M. Bumstead

    /s/ ROBERT A. DAY            Director
_______________________________
        Robert A. Day

    /s/ P. ANTHONY JACOBS        Director
_______________________________
        P. Anthony Jacobs

/s/ ROBERT B. ROSENE, JR.        Director
_______________________________
Robert B. Rosene, Jr.

/s/ JAMES R. SEWARD              Director
_______________________________
James R. Seward

/s/ J. EDWARD SHERIDAN           Director
_______________________________
J. Edward Sheridan

                                 EXHIBIT INDEX



 Exhibit
   No.                                Description
  ----                                -----------

   4.1*  --    Certificate of Incorporation of the Company (incorporated by reference to Appendix B to the Proxy Statement of the Company filed with the Securities and Exchange Commission on May 12,
               1999).

   4.2*  --    Bylaws of the Company (incorporated by reference to Appendix C to the Proxy Statement of the Company filed with the Securities and Exchange Commission on May 12, 1999).

   4.3*  --    Amended and Restated Rights Agreement dated as of January 31,
               1997 and Amended and Restated as of June 17, 1999 (incorporated by reference to Exhibit 4.4 to the Company's Current Report on Form 8-K dated June 17, 1999).

   4.4*  --    Certificate of Designations of Series A Junior Participating
               Preferred Stock of the Company, dated June 16, 1999
               (incorporated by reference to Exhibit 4.5 to the Company's
               Current Report on Form 8-K dated June 17, 1999).

    4.5  --    Stock Option Agreement for stock options issued to consultant.

    4.6  --    Stock Option Agreement for stock options issued to consultant.

    5.1  --    Opinion of Eric Grimshaw, Esq.

   23.1  --    Consent of Arthur Andersen LLP.

   23.2  --    Consent of Eric Grimshaw, Esq. (included in Exhibit 5.1).

   24.1  --    Powers of Attorney (included on page II-6).

*    Incorporated herein by reference as indicated.